Filed Pursuant to Rule 424(b)(5)
Registration No. 333-267253

The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 26, 2024

P R E L I M I N A R Y P R O S P E C T U S S U P P L E M E N T

(To Prospectus dated September 2, 2022)

1,500,000 Shares

Common Stock

This is a public offering of shares of common stock, par value $0.001 per share (“common stock”), of Addus HomeCare Corporation.

We are offering 1,500,000 shares of our common stock at a purchase price of $    per share in this offering pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is currently listed on The Nasdaq Stock Market, LLC, under the symbol “ADUS.” The last reported sale price of our common stock on June 25, 2024 was $120.40 per share.

Investing in our common stock involves significant risks. Please read “Risk Factors” beginning on page S-11 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement. You should carefully read this entire prospectus supplement and the accompanying prospectus, including any information incorporated by reference, before investing in any shares of our common stock.

	PER SHARE	TOTAL
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	We refer you to “Underwriting (Conflicts of Interest)” beginning on page S-23 of this prospectus supplement for additional information regarding underwriting compensation.

We have granted the underwriters an option exercisable for a period of 30 days after the date of this prospectus supplement to purchase, from time to time, in whole or in part, up to an aggregate 225,000 additional shares from us at the public offering price less underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock is expected to be made on or about    , 2024.

BofA Securities	Jefferies

Prospectus Supplement dated    , 2024.

PROSPECTUS SUPPLEMENT

PROSPECTUS

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You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. Neither we nor any of the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of the prospectus supplement entitled “Incorporation of Certain Information by Reference” and in the sections of the accompanying prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of an automatic registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC”, using a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement and the accompanying prospectus are part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined under Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).

This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents dated prior to the date of this prospectus supplement and incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein and therein.

This prospectus supplement and the accompanying prospectus are an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering and the offering of our common stock in certain jurisdictions may be restricted by law. If you possess this prospectus supplement, the accompanying prospectus or any free writing prospectus that we have authorized for use in connection with this offering, you should find out about and observe these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for

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legal, tax, business, financial and related advice regarding the purchase of the common stock. Neither we nor the underwriters are making any representation to you regarding the legality of an investment in the common stock by you under applicable investment or similar laws.

In this prospectus supplement, “Addus,” the “Company,” “we,” “us,” and “our” and similar terms refer to Addus HomeCare Corporation and its consolidated subsidiaries, unless the context indicates otherwise. References to our “common stock” refer to the common stock of Addus HomeCare Corporation.

All references in this prospectus supplement to our financial statements include, unless the context indicates otherwise, the related notes. The industry and market data and other statistical information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference are based on management’s own estimates, independent publications, government publications and reports by market research firms or other published independent sources, and, in each case, are believed by management to be reasonable estimates. Although we believe these sources are reliable, we have not independently verified the information. We note that our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the sections captioned “Risk Factors” contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements about our business and operations. All statements that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would,” “should” and similar expressions are intended to be forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the impact of macroeconomic conditions, including significant global inflation and elevated interests rates, legislative developments, trade disruptions and the potential adverse effects of current geopolitical conditions; business disruptions due to natural disasters, acts of terrorism, pandemics, riots, civil insurrection or social unrest, looting, protests, strikes or street demonstrations; changes in operational and reimbursement processes and payment structures at the state or federal levels; changes in Medicaid, Medicare, other government program and managed care organizations policies and payment rates, and the timeliness of reimbursements received under government programs; changes in, or our failure to comply with, existing, federal and state laws or regulations or our failure to comply with new government laws or regulations on a timely basis; competition in the healthcare industry; the geographical concentration of our operations; changes in the case mix of consumers and payment methodologies; operational changes resulting from the assumption by managed care organizations of responsibility for managing and paying for our services to consumers; the nature and success of future financial and/or delivery system reforms; changes in estimates and judgments associated with critical accounting policies; our ability to maintain or establish new referral sources; our ability to renew significant agreements or groups of agreements; our ability to attract and retain qualified personnel; federal, state and city minimum wage pressure, including any failure of any governmental entity to enact a minimum wage offset and/or the timing of any such enactment; changes in payments and covered services due to the overall economic conditions and deficit reduction measures by federal and state governments, and our expectations regarding these changes; cost containment initiatives undertaken by federal and state governmental and other third-party payors; our ability to access financing through the capital and credit markets; our ability to meet debt service requirements and comply with covenants in debt agreements; our ability to integrate and manage our information systems; any security breaches, cyber-attacks, loss of data, or cybersecurity threats or incidents, and any actual or perceived failures to comply with legal requirements related to the privacy of confidential consumer data and other sensitive information; the size and growth of the markets for our services, including our expectations regarding the market for our services; eligibility standards and limits on services imposed by state governmental agencies; the potential for litigation, audits and investigations; discretionary determinations by government officials; our ability to successfully implement our business model to grow our business; our ability to continue identifying, pursuing, consummating and integrating acquisition opportunities and expand into new geographic markets; the impact of acquisitions and dispositions on our business, including the potential inability to realize the benefits of potential acquisitions; the effectiveness, quality and cost of our services; our ability to successfully execute our growth strategy; changes in tax rates; the impact of inclement weather or natural disasters; and various other matters, many of which are beyond our control.

In addition, you are advised to carefully read the factors described under the section captioned “Risk Factors” in this prospectus supplement and the accompanying prospectus, and the information under the captions “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as the description of other risks and uncertainties affecting our business that appear in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus, for a more in depth discussion of some of the risks to our business. Moreover, our business may be materially adversely affected by factors that are not currently known to us, by factors that we currently

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consider immaterial or by factors that are not specific to us, such as general economic conditions. These forward-looking statements were based on information, plans and estimates at the date of this prospectus supplement or other documents containing the forward-looking statements, and we assume no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as may be required by law.

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TRADEMARKS

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. In addition, our name, logo and website name and address are our service marks or trademarks. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to or incorporated by reference in this prospectus supplement may be listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, service marks, trade names and copyrights. This prospectus supplement may also include trademarks, service marks or trade names of other companies. Each trademark, trade name or service mark by any other company appearing in this prospectus supplement, including those documents incorporated by reference belongs to its holder.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” beginning on page S-12 of this prospectus supplement and appearing on page 5 of the accompanying prospectus as well as in our Annual Report on Form 10-K for the year ended December 31, 2023 incorporated by reference in this prospectus supplement, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Company Overview

We are a home care services provider operating in three segments: personal care, hospice and home health. As of March 31, 2024, our total revenue was derived approximately 74% from personal care, 20% from hospice and 6% from home health services. Our services are principally provided in-home under agreements with federal, state and local government agencies, managed care organizations, commercial insurers and private individuals. Our consumers are predominantly “dual eligible,” meaning they are eligible to receive both Medicare and Medicaid benefits. Managed care revenues accounted for 35.8% and 36.6% of our revenue during the three months ended March 31, 2024 and 2023, respectively. As of March 31, 2024, we provided our services in 22 states through 214 offices. For the three months ended March 31, 2024 and 2023, we served approximately 57,000 and 55,000 discrete individuals, respectively.

We operate three business segments:

Personal Care

Our personal care segment provides non-medical assistance with activities of daily living, primarily to persons who are at increased risk of hospitalization or institutionalization, such as the elderly, chronically ill or disabled. The services we provide include assistance with bathing, grooming, oral care, feeding and dressing, medication reminders, meal planning and preparation, housekeeping and transportation services. Many consumers need such services on a long-term basis to address chronic or acute conditions. Our personal care segment also includes staffing services, with clients including assisted living facilities, nursing homes and hospice facilities. Each payor client establishes its own eligibility standards, determines the type, amount, duration and scope of services, and establishes the applicable reimbursement rate in accordance with applicable laws, regulations or contracts.

Hospice

Our hospice segment provides physical, emotional and spiritual care for people who are terminally ill, as well as related services for their families. The hospice services we provide include palliative nursing care, social work, spiritual counseling, homemaker services and bereavement counseling. Generally, patients receiving hospice services have a life expectancy of six months or less.

Home Health

Our home health segment provides services that are primarily medical in nature to individuals who may require assistance during an illness or after hospitalization, including skilled nursing and physical, occupational and speech therapy. We generally provide home health services on a short-term, intermittent or episodic basis to individuals, typically to assist patients recovering from an illness or injury.

Competitive Strengths

Our services and operating model address a number of crucial needs across the healthcare continuum. Care provided in the home generally costs less than facility-based care and is typically preferred by consumers and their families. By providing services in the home to the elderly and others who require long-term care and support with the activities of daily living, we lower the cost of chronic and acute care treatment by delaying or eliminating the need for care in more expensive settings. In addition, our caregivers observe and report changes in the condition of our consumers for the purpose of facilitating early intervention in the disease process, which often reduces the cost of medical services by preventing unnecessary emergency room visits and/or hospital admissions and re-admissions. We coordinate the services provided by our team with those of other healthcare providers and payors, as appropriate. Changes in a consumer’s conditions are evaluated by appropriately trained managers, which may result in a report to the consumer’s case manager at a managed care organization or other payor. By providing care in the preferred setting of the home and by providing opportunities to improve the consumer’s conditions and allow early intervention as indicated, our model also is designed to improve consumer outcomes and satisfaction.

We believe our model provides significant value to managed care organizations. States continue to implement managed care programs for Medicaid enrollees, and, as a result, managed care organizations have been increasingly responsible for the healthcare needs and the related healthcare costs of our consumers. Managed care organizations have an economic incentive to better manage the healthcare expenditures of their members, lower costs and improve outcomes. We believe that our model is well positioned to assist in meeting those goals while also improving consumer satisfaction, and, as a result, we expect increased referrals from managed care organizations.

Favorable Industry Dynamics

Because our model serves an aging population in a home setting at a lower relative cost, we believe that we have favorable opportunities for growth. The personal care, hospice and home health service industries have developed in a fragmented manner, with many small participants and a few larger participants that have a significant market share across multiple regions or states. The historic lack of licensure or certification requirements in some states makes it difficult to estimate the number of home-based services agencies, although these requirements and other barriers to entry are now increasing. We expect ongoing consolidation within our industry, driven by the desire of healthcare systems and managed care organizations to narrow their networks of service providers, and also by the industry’s increasingly complex regulatory, operating and technology requirements. We believe we are well positioned to capitalize on these trends, given our reputation in the market, strong payor relationships and integration of technology into our business model.

We believe that our personal care program and our technology make us well-suited to partner with managed care organizations to address the needs of consumers who are eligible for both Medicare and Medicaid, or the “dual eligible” population, and we believe that our ability to identify changes in our consumers’ health and condition before acute intervention is required will lower the overall cost of care. We believe this approach to care delivery and the integration of our services into the broader healthcare continuum are particularly attractive to managed care organizations and others who are ultimately responsible for the healthcare needs of our consumers and over time will increase our business with them.

Growth Strategy

The growth of our revenues is closely correlated with the number of consumers to whom we provide our services. Our continued growth depends on our ability to provide consistent high-quality care, maintain our existing payor relationships, establish relationships with new payors, increase the number and quality of our referral sources and attract and retain caregivers. Our continued growth is also dependent upon the authorization by state agencies of new consumers to receive our services. We believe there are several market opportunities for growth as the population ages. Moreover, individuals generally prefer to receive care in their homes, and we believe the COVID-19 pandemic heightened this preference due to health concerns that may be associated with institutional settings for long-term care, along with concerns about the re-imposition of visitor restrictions that were imposed in many long-term care facilities in response to the pandemic. Finally, we believe the provision of home-based services is more cost-effective than the provision of similar services in institutional settings for long-term care. We plan to continue our revenue growth and enhance our competitive positioning by executing on the following growth strategies:

Consistently Provide High-Quality Care

We schedule and require our caregivers to perform their services as defined within the individual plan of care. We monitor the performance of our caregivers through regular supervisory visits in the homes of consumers. Our caregivers are provided with pre-service training and orientation and an evaluation of their skills

In many cases, caregivers are also required to attend ongoing in-service education. In certain states, our caregivers are required to complete certified training programs and maintain a state certification. The training assists our caregivers with identifying changes in our consumers’ health and condition before acute intervention is required, which we believe lowers the overall cost of care.

Drive Organic Growth in Existing Markets

We intend to drive organic growth through several initiatives, including continuing to build and enhance our sales and marketing capabilities, enhancing our business intelligence analytic capabilities, recruiting and retaining employees and investing in technology and operations to drive efficiencies. We also expect our organic growth will benefit from an increase in demand for our services by an aging population and our increased alignment with referral sources and payors. We continue to selectively open new offices in existing markets when an opportunity is identified and appropriate.

Market to Managed Care Organizations

As a large-scale provider of home-based care, we are partnering with managed care organizations, taking advantage of an industry shift from traditional fee-for-service Medicare and Medicaid and toward managed care models which aim to better coordinate care, among other goals. We expect this shift to lead to narrower provider networks where we can be competitive by offering a larger, more experienced partner to these organizations, as well as by providing more sophisticated technology, electronic visit records and an outcomes-driven approach to service. We believe our coordinated care model and integration of services into the broader healthcare industry are particularly attractive to managed care organizations. In particular, our expansion from primarily personal care services into hospice and home health has increased our value to our managed care partners by diversifying our home-based care offerings.

Grow through Acquisitions

In addition to our organic growth, we have been growing through acquisitions that have expanded our presence in current markets or facilitated our entry into new markets. On March 9, 2024, we completed our acquisition of the operations of Upstate Home Care Solutions for $0.4 million, expanding our personal care services segment in South Carolina. We completed two acquisitions in 2023: Coastal Nursecare of Florida, Inc. on January 1, 2023 for $1.0 million and various entities known as Tennessee Quality Care on August 1, 2023 for $111.2 million. We also completed two acquisitions in 2022: JourneyCare Inc. on February 1, 2022 for $86.6 million and Apple Home Healthcare, LTD on October 1, 2022 for $12.7 million.

Our active pipeline and strong financial position support additional acquisitions. With rising consolidation pressures in the industry, our focus is on identifying growing markets with favorable demographics in states that are fiscally well-managed, have a reasonable minimum wage environment and where we have the potential to become one of the leading providers in the state in order to support our managed care organization strategy. We believe our experience identifying and executing on opportunities generated by our acquisition pipeline, as well as our history of integrating acquisitions, will lead to additional growth.

Recent Developments

First Quarter 2024 Financial Results

On May 6, 2024, we announced our financial results for the quarter ended March 31, 2024.

Net service revenues were $280.7 million for the first quarter of 2024, an 11.6% increase compared with $251.6 million for the first quarter of 2023. Net income was $15.8 million for the first quarter of 2024, compared with $12.7 million for the first quarter of 2023, while net income per diluted share was $0.97 compared with $0.78 for the same period a year ago. Adjusted EBITDA increased 24.6% to $32.4 million for the first quarter of 2024 from $26.0 million for the first quarter of 2023. Adjusted net income per diluted share was $1.21 for the first quarter of 2024 compared with $0.97 for the first quarter of 2023.

Adjusted Net Income Per Diluted Share

Adjusted net income per diluted share was $4.58 for the year ended December 31, 2023, compared with $3.73 for the year ended December 31, 2022 and $3.63 for the year ended December 31, 2021.

See “Non-GAAP Financial Measures” below for a reconciliation of all non-GAAP and GAAP financial measures.

New York Asset Sale

On May 21, 2024, we entered into a definitive asset purchase agreement (the “Asset Purchase Agreement”) to sell all of our New York operations to HCS-Girling(“HCS-Girling”), a provider of home health and home care services in New York, for a purchase price of up to $23.0 million in cash, subject to certain adjustments including adjustments for future operating requirements of HCS-Girling in New York (the “New York Asset Sale”). The transfer of and payment for assets pursuant to the New York Asset Sale is occurring over time as regulatory approvals are received. In connection with this transaction, we will cease operations in New York. We will use the proceeds from the transaction to reduce the outstanding balance under our Credit Agreement.

Gentiva Acquisition

On June 8, 2024, we entered into a definitive stock and asset purchase agreement (the “Gentiva Purchase Agreement”) to acquire the personal care business of Gentiva, consisting of (A) all of the outstanding equity interests of (i) IntegraCare of Abilene, LLC, (ii) NP Plus, LLC, (iii) Girling Health Care Services of Knoxville, Inc., and (iv) Girling Health Care, Inc., and (B) certain assets and liabilities of (i) Central Arizona Home Health Care, Inc., Community Home Care & Hospice, LLC, TNMO Healthcare, LLC, and Odyssey HealthCare Operating A, LP, for a purchase price of approximately $350.0 million, payable in full in cash at the closing, subject to typical adjustments for working capital and other customary items (collectively, the “Gentiva Acquisition”). The Gentiva Acquisition will close upon the completion of regulatory approvals and subject to the satisfaction of other closing conditions. There can be no assurance that the Gentiva Acquisition will close, or if it does, when the closing will occur.

The unaudited revenue of the Gentiva personal care operations for the year ended December 31, 2023 is preliminarily estimated to be between $275 million and $280 million, primarily from operations in Texas. The acquired operations also include personal care and community care services business in Arizona, Arkansas, California, Missouri, North Carolina and Tennessee, and serves approximately 16,000 patients.

Through the Gentiva Acquisition, we would expand our personal care segment, including into Missouri, North Carolina and Texas, which will be three new personal care markets for us. We anticipate using a portion of the net proceeds from this offering, as well as funds available under our Amended and Restated Credit Agreement, with certain lenders and Capital One, National Association, as a lender and as agent for all lenders, as amended (the “Credit Agreement”), to fund the purchase price for the Gentiva Acquisition. See “Use of Proceeds” for additional information.

The consummation of this offering is not a condition to the closing of either the New York Asset Sale or the Gentiva Acquisition, and neither the Asset Purchase Agreement nor the Gentiva Purchase Agreement contains any financing condition or similar provision with respect to our closing obligations thereunder. We expect to consummate this offering whether or not we proceed with the New York Asset Sale and/or the Gentiva Acquisition.

The preliminary financial data included in this Prospectus Supplement Summary has been prepared by, and is the responsibility of, Addus HomeCare Corporation’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Non-GAAP Financial Measures

The information provided in this prospectus supplement summary includes adjusted net income, adjusted EBITDA, and adjusted net income per diluted share, which are non-GAAP financial measures. The Company defines adjusted net income as net income before acquisition expenses, stock-based compensation expenses, and restructure and other non-recurring costs. The Company defines adjusted EBITDA as earnings before interest expense, other non-operating income, taxes, depreciation, amortization, acquisition expense, stock-based compensation expense, and restructure and other non-recurring costs. The Company defines adjusted net income per diluted share as net income per share, adjusted for acquisition expenses, stock-based compensation expense, and restructure and other non-recurring costs. The Company has provided, in the financial statement tables included below, a reconciliation of adjusted net income to net income, a reconciliation of adjusted EBITDA to net income, and a reconciliation of adjusted diluted net income per share to diluted net income per share, in each case, the most directly comparable GAAP measure. Management believes that adjusted net income, adjusted EBITDA, and adjusted diluted net income per share are useful to investors, management and others in evaluating the Company’s operating performance, to provide investors with insight and consistency in the Company’s financial reporting and to present a basis for comparison of the Company’s business operations among periods, and to facilitate comparison with the results of the Company’s peers.

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ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(Amounts in thousands, except per share data)

(Unaudited) (1)

	For the Three Months Ended March 31,
	2024	2023
Reconciliation of Adjusted EBITDA to Net Income:(1)
Net income	$15,830	$12,675
Interest expense, net	2,335	2,355
Income tax expense	5,480	3,578
Depreciation and amortization	3,469	3,447
Acquisition expenses	2,711	1,247
Stock-based compensation expense	2,618	2,646
Restructuring and other non-recurring costs	—	95

Adjusted EBITDA	$32,443	$26,043

Reconciliation of Adjusted Net Income to Net Income:(2)
Net income	$15,830	$12,675
Acquisition expenses	2,711	1,247
Stock-based compensation expense	2,618	2,646
Restructuring and other non-recurring costs	—	95
Tax effect	(1,370)	(878)

Adjusted Net Income	19,789	15,785

Reconciliation of Diluted Earnings per Share to Adjusted Diluted Earnings per Share:(3)
Diluted earnings per share	$0.97	$0.78
Acquisition expenses per diluted share	0.12	0.06
Restructuring and other non-recurring costs per diluted share	—	—
Stock-based compensation expense per diluted share	0.12	0.13

Adjusted net income per diluted share	$1.21	$0.97

Footnotes:

(1)

We define Adjusted EBITDA as earnings before net interest expense, income tax expense, depreciation and amortization, acquisition expenses, stock-based compensation expense, restructure expenses and other non-recurring costs. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.

(2)

We define Adjusted Net Income as net income before acquisition expenses, stock-based compensation expense, restructure and other non-recurring costs. Adjusted Net Income is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.

(3)

We define Adjusted diluted earnings per share as earnings per share, adjusted for acquisition expenses, stock-based compensation expense and restructure and other non-recurring costs. Adjusted diluted earnings per share is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.

	For the Twelve Months Ended December 31,
	2023	2022	2021
Reconciliation of Adjusted Net Income to Net Income:(1)
Net income	$62,516	$46,025	$45,126
(Gain) loss on sale of assets	(2)	(60)	25
Impact of retroactive New York rate increase	(868)	—	—
COVID-19	—	—	(591)
Acquisition expenses	6,220	7,657	7,306
Stock-based compensation expense	10,319	10,625	9,434
Restructure and other non-recurring costs	269	461	1,057
Tax effect	(3,694)	(4,393)	(4,068)

Adjusted Net Income	$74,760	$60,315	$58,289

	For the Twelve Months Ended December 31,
	2023	2022	2021
Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share:(2)(3)
Net income per diluted share	$3.83	2.84	2.81
COVID-19 expense per diluted share	—	—	(0.03)
Impact of retroactive New York rate increase per diluted share	(0.04)	—	—
Acquisition expenses per diluted share	0.29	0.36	0.36
Restructure and other non-recurring costs per diluted share	0.01	0.02	0.05
Stock-based compensation expense per diluted share	0.49	0.51	0.44

Adjusted net income per diluted share	$4.58	3.73	3.63

Footnotes:

(1)

We define Adjusted Net Income as net income before acquisition expenses, stock-based compensation expense, restructure and other non-recurring costs, gain or loss on the sale of assets, retroactive rate increases from New York, and the net impact of COVID-19. Adjusted Net Income is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.

(2)	We define Adjusted diluted earnings per share to exclude net COVID expenses arising from the pandemic from the second quarter of 2020 to the first quarter of 2021.

(3)

We define Adjusted diluted earnings per share as earnings per share, adjusted for acquisition expenses, stock-based compensation expense and restructure and other non-recurring costs, and retroactive rate increases from New York. Adjusted diluted earnings per share is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.

Risks Associated with Our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” following this prospectus supplement summary and in the documents incorporated by reference in the prospectus supplement from our filings with the SEC.

Corporate Information

Our principal executive offices are located at 6303 Cowboys Way, Suite 600, Frisco, Texas 75034. Our telephone number is (469) 535-8200. Our website address is www.addus.com. We have included our website address as an inactive textual reference only. The information contained on, or that can be accessed through, our website is not a part of this prospectus supplement.

Additional information regarding us, including our audited financial statements and descriptions of our business, is contained in the documents incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” of the accompanying prospectus and “Incorporation of Certain Information by Reference” of this prospectus supplement.

THE OFFERING

The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, please refer to the section of the accompanying prospectus entitled “Description of Common Stock.”

Issuer	Addus HomeCare Corporation

Common stock offered by Addus	shares of common stock (or shares of common stock if the underwriters exercise their option to purchase additional shares in full).

Offering price	$ per share.

Common stock outstanding immediately after this offering	shares of common stock (or shares of common stock if the underwriters exercise their option to purchase additional shares in full).

Underwriters’ option to purchase additional shares of common stock	The underwriters have been granted an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an additional shares from us at the public offering price, less the underwriting discount.

Use of proceeds	The net proceeds from the sale of shares of our common stock that we are offering will be approximately $ million (or approximately $ million from the sale of shares of common stock if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds we receive from this offering for the repayment of indebtedness outstanding under the Credit Agreement and for general corporate purposes, including the Gentiva Acquisition and any future acquisitions or investments. See “Use of Proceeds.”

Dividend policy	We do not currently pay and do not currently anticipate paying dividends on our common stock following this offering. Any declaration and payment of future dividends to holders of our common stock may be limited by restrictive covenants in our debt agreements, will be at the sole discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant.

Conflicts of Interest	Because affiliates of BofA Securities, Inc. are lenders under the Credit Agreement and will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under our credit facility, BofA Securities, Inc., an underwriter in this offering, is deemed to have a “conflict of interest” under Rule 5121 (“FINRA Rule 5121”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for our common stock. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Risk factors	See “Risk Factors” for a discussion of risks you should carefully consider before deciding to invest in our common stock.

Listing	Our common stock is listed on The Nasdaq Stock Market, LLC, or Nasdaq, under the symbol “ADUS”.

Unless otherwise indicated, information in this prospectus supplement and the accompanying prospectus with respect to the number of shares of our common stock to be outstanding immediately after the consummation of this offering is based on 16,370,336 shares of common stock outstanding as of March 31, 2024, and does not reflect:

•	455,078 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2024;

•	252,888 additional shares of common stock reserved for issuance pursuant to outstanding equity awards issued under our equity compensation plans as of March 31, 2024; and

•	710,918 shares of common stock reserved for future awards pursuant to our equity compensation plans as of March 31, 2024.

Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters will not exercise their option to purchase up to an additional    shares of common stock from us.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our filings with the SEC, which are incorporated by reference in their entirety, together with other information in this prospectus supplement, the accompanying prospectus, the information and documents incorporated by reference, and any free writing prospectus that we have authorized for use in connection with this offering. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

This prospectus supplement, the accompanying prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned below. Forward-looking statements included in this prospectus supplement are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We disclaim any intent to update any forward-looking statements.

Risks Related to Our Common Stock and This Offering

We have not committed to any specific use of the net proceeds of this offering.

We will have broad discretion in the application of the net proceeds from this offering. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of any net proceeds we receive in this offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds we receive in this offering in a manner that does not produce income or that loses value. If we do not invest or apply the net proceeds from this offering or our existing cash in ways that enhance stockholder value, we may fail to achieve expected results, which could cause our stock price to decline. Pending their use, we may invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities with insignificant rates of return. These investments may not yield a favorable return to our stockholders. We anticipate using a portion of the net proceeds from this offering, as well as funds available under the Credit Agreement, to fund the purchase price for the Gentiva Acquisition.

We may fail to complete the acquisition of Gentiva on a timely basis or at all and may not realize the benefits that are anticipated from the Gentiva Acquisition.

We have entered into the Gentiva Purchase Agreement to acquire the personal care business of Gentiva, for a purchase price of approximately $350.0 million, payable in full in cash at the closing, subject to customary adjustments for working capital and other items. The Gentiva Acquisition is expected to close upon the completion of regulatory approvals and subject to the satisfaction of other closing conditions.

We cannot provide any assurance that we will be able to successfully consummate the Gentiva Acquisition as provided for under the Gentiva Purchase Agreement, or, if such acquisition is completed, we cannot predict the timing of such closing. In addition, we have incurred, and will continue to incur, significant costs, expenses and fees for professional services and other transaction costs in connection with the Gentiva Acquisition, and these fees and costs are payable by us regardless of whether the Gentiva Acquisition is consummated. If we fail to consummate the Gentiva Acquisition or should the completion be significantly delayed, we could fail to realize all or a portion of the intended economic benefits of such acquisition. Any failure to complete the Gentiva Acquisition could have a negative impact on our business, financial condition and the market price of our common stock.

The benefits that are expected to result from the Gentiva Acquisition will depend, in part, on our ability to realize the growth opportunities we anticipate from the Gentiva Acquisition, which is contingent, in part, on successful integration and Gentiva performing in accordance with our expectations. Even a successful integration and meeting performance expectations may not result in the realization of the full benefits we currently expect, nor can we give assurances that these benefits will be achieved when expected or at all. Moreover, we expect to incur expenses in connection with the integration of Gentiva, and as such, the benefits may be offset by costs incurred or delays in integrating the businesses. Further, our due diligence review of Gentiva may not have successfully identified all potential issues. In addition, the integration of Gentiva may result in material unanticipated problems, expenses, liabilities, regulatory risks, and diversion of management’s attention.

The pendency of the Gentiva Acquisition could cause disruptions and create uncertainty surrounding our business and affect our relationships with our customers and employees. We have diverted, and will continue to divert, significant management resources to complete the Gentiva Acquisition, which could have a negative impact on our ability to manage existing operations or pursue alternative strategic transactions, which could adversely affect our business, financial condition and results of operations. Until the completion of the Gentiva Acquisition, holders of shares of our common stock will be exposed to the risks faced by our existing business without any of the potential benefits from the Gentiva Acquisition. As a result of investor perceptions about the terms, conditions, risks or benefits of the Gentiva Acquisition, the market price of shares of our common stock may decline.

The market price of our common stock may be volatile and this may adversely affect our stockholders.

The price at which our common stock trades may be volatile. The stock market could experience, significant price and volume fluctuations that could affect the market prices of all securities, including securities of healthcare companies. The market price of our common stock may be influenced by many factors, including:

•	our operating and financial performance;

•	variances in our quarterly financial results compared to expectations;

•	the depth and liquidity of the market for our common stock;

•	future sales of common stock or debt or the perception that sales could occur;

•	investor perception of our business and our prospects;

•	developments relating to the occurrence of risks impacting our company, including any of the risk factors set forth herein; or

•	general economic and stock market conditions.

In addition, the stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of homecare companies. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In the past, securities class-action litigation has often been brought against companies following periods of volatility in the market price of their respective securities. We have been and may become involved in this type of litigation in the future. Litigation of this type is often expensive to defend and may divert our management team’s attention as well as resources from the operation of our business.

We do not anticipate paying dividends on our common stock in the foreseeable future and, consequently, your ability to achieve a return on your investment will depend solely on appreciation in the price of our common stock.

We have not paid dividends on our shares of common stock and intend to retain all future earnings to finance the continued growth and development of our business and for general corporate purposes. In addition, we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future payment of cash dividends will depend upon our financial condition, capital requirements, Credit Agreement limitations, earnings and other factors deemed relevant by our board of directors. The Credit Agreement restricts our ability to declare or pay any upstream dividend or other distribution from our affiliates to us unless no default or event of default has occurred and is continuing or would arise as a result thereof and the aggregate amount of dividends and distributions paid in any fiscal year does not exceed $7.5 million per annum.

If securities or industry analysts fail to publish research or reports about our business or publish negative research or reports, or our results are below analysts’ estimates, our stock price and trading volume could decline.

The trading market for our common stock may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If analysts fail to publish reports on us regularly or at all, we could fail to gain visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more analysts do cover us and downgrade their evaluations of our stock or our results are below analysts’ estimates, our stock price would likely decline. In addition, a single comment or report from one of the analysts whether positive or negative, could result in a significant increase or decrease in our stock price. Further, our inclusion on or exclusion from various published stock market indices may cause our stock price to rise or decline.

Provisions in our organizational documents and Delaware or certain other state laws could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

Provisions in our amended and restated certificate of incorporation and bylaws and anti-takeover provisions of the Delaware General Corporation Law, could discourage, delay or prevent an unsolicited change in control of our company, which could adversely affect the price of our common stock. These provisions may also have the effect of making it more difficult for third parties to replace our current management without the consent of the board of directors. Provisions in our amended and restated certificate of incorporation and bylaws that could delay or prevent an unsolicited change in control include:

•	a staggered board of directors;

•	limitations on persons authorized to call a special meeting of stockholders; and

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval.

As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. This section generally prohibits us from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of our voting stock, or with their affiliates, unless our directors or stockholders approve the business combination in the prescribed manner. In addition, our amended and restated bylaws require that any stockholder proposals or nominations for election to our board of directors must meet specific advance notice requirements and procedures, which make it more difficult for our stockholders to make proposals or director nominations.

We are able to issue shares of preferred stock with greater rights than our common stock.

Our board of directors is authorized to issue one or more series of preferred stock from time to time without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights and preferences over our common stock with respect to dividends and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or other terms, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Sales of a substantial number of shares of our common stock or preferred stock in the public market could depress the price of our common stock

As of March 31, 2024, there were 16,370,336 shares of our common stock outstanding, 455,078 shares of common stock issuable upon the exercise of outstanding stock options, and an additional 252,888 shares of our common stock that may be issued in connection with outstanding equity awards held by directors, officers and other employees. As of March 31, 2024, 710,918 shares of our common stock were reserved for future awards pursuant to our equity compensation plans without stockholder approval. We also have the authority to issue up to 10,000,000 shares of preferred stock upon terms that are determined by our board of directors. In addition, we have registered with the SEC the potential issuance of shares of common stock, shares of preferred stock, warrants and units by us on an automatic registration statement on Form S-3. The proceeds to be received from any sale by us of these securities, if issued, may be used for general corporate purposes, including future acquisitions or investments, and the repayment of indebtedness outstanding under the credit facility. Sales of a substantial number of these securities in the public market, or factors relating to the terms we may determine for our common stock, preferred stock, debt securities, warrants, units and options, could decrease the market price of our common stock. In addition, the perception that such sales might occur may cause the market price of our common stock to decline. Future issuances or sales of our common stock could have an adverse effect on the market price of our common stock or make it more difficult for you to sell your shares of our common stock at a time and price that you deem appropriate.

In addition, as described under the caption “Underwriting (Conflicts of Interest),” our directors and executive officers have agreed, subject to certain exceptions, not to offer, sell or contract to sell, directly or indirectly, any shares of our common stock for a period of 60 days from the date of this prospectus supplement. Sales of a substantial number of such shares upon expiration of such period, or the perception that such sales might occur, could have an adverse effect on the market price of our common stock or make it more difficult for you to sell your shares of our common stock at a time and price that you deem appropriate.

Your percentage of ownership in us will be diluted as a result of this offering and may be diluted in the future.

As with any publicly traded company, your percentage ownership in us may also be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that we expect will be granted to our directors, officers and employees.

USE OF PROCEEDS

The net proceeds from the sale of the    shares of common stock that we are offering will be approximately $    million (or approximately     million if the underwriters exercise their option to purchase additional shares in full), based on a public offering price of $    per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use approximately $81.4 million of the net proceeds we receive from this offering for the repayment of all indebtedness outstanding under the Credit Agreement and the remainder for general corporate purposes, including the Gentiva Acquisition and any future acquisitions or investments.

As of May 31, 2024, we had a total of $81.4 million in revolving loans, with an interest rate of 7.17% outstanding under the Credit Agreement. The credit facility matures on July 30, 2026. After giving effect to the amount drawn on our credit facility, approximately $8.0 million of outstanding letters of credit and borrowing limits based on an advance multiple of adjusted EBITDA (as defined in the Credit Agreement), we had $498.3 million of capacity and $408.9 million available for borrowing under our credit facility. Interest under the Credit Agreement is payable at (x) the sum of (i) an applicable margin ranging from 0.75% to 1.50% based on the applicable senior net leverage ratio plus (ii) a base rate equal to the greatest of (a) the rate of interest last quoted by The Wall Street Journal as the “prime rate,” (b) the sum of the federal funds rate plus a margin of 0.50% and (c) the sum of the Term SOFR (as published by the CME Group Benchmark Administrative Limited) for an interest period of one month for such applicable day plus 0.10% (not to be less than 0.00%), plus a margin of 1.00% or (y) the sum of (i) an applicable margin ranging from 1.75% to 2.50% based on the applicable senior net leverage ratio plus (ii) the rate per annum equal to the sum of Term SOFR (as published by the CME Group Benchmark Administrative Limited) for the applicable interest period plus 0.10% (not to be less than zero). Certain of the underwriters or their affiliates are lenders or act in other capacities under the Credit Agreement and, as a result, will receive a portion of the net proceeds from this offering.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the application of these proceeds. Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing instruments or other investment-grade securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2024 on:

•	an actual basis; and

•

an as adjusted basis, after giving effect to this offering and the payment of underwriting discounts and commissions and estimated offering expenses payable by us (but not the application of the net proceeds therefrom).

The table below assumes no exercise by the underwriters of their option to purchase additional shares of common stock.

This table should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 27, 2024, and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, that we filed with the SEC on May 7, 2024.

	As of March 31, 2024
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$76,719

Long-term debt (including current maturities)
Long-term debt, less current portion, net of debt issuance costs	99,347
Long-term operating lease liabilities	39,044
Other long-term liabilities	8,875

Total debt	147,266
Stockholders’ equity
Preferred stock, $.001 par value per share; 10,000,000 shares authorized actual and as adjusted; no shares issued and outstanding actual and as adjusted	—
Common stock, $.001 par value per share; 40,000,000 shares authorized actual, and as adjusted; 16,370,336 and shares issued and outstanding, actual, and as adjusted, respectively	16
Additional paid-in capital	406,465
Retained earnings	318,662

Total stockholders’ equity	725,143

Total capitalization	872,409

DIVIDEND POLICY

We do not currently pay and do not currently anticipate paying dividends on our common stock following this offering. Any declaration and payment of future dividends to holders of our common stock may be limited by restrictive covenants in our debt agreements, will be at the sole discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of material United States federal income and estate tax consequences to a Non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock purchased in this offering, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations promulgated under the Code (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. Those authorities may be changed or be subject to differing interpretations, in some cases retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below and which may adversely affect a Non-U.S. holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

Except where noted, this discussion deals only with common stock that is held by Non-U.S. Holders as a capital asset within the meaning of Section 1221 of the Code. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to Non-U.S. Holders in light of their particular circumstances or to any persons other than Non-U.S. Holders. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code; and

•	tax-qualified retirement plans.

If an entity treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of an owner of such entity will generally depend upon the status of the owner and the activities of the entity. If you are an owner of an entity treated as a partnership for United States federal income tax purposes that may purchase our common stock in this offering, you should consult your own tax advisors.

This discussion is not tax advice. If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Definition of Non-U.S. Holder

A “Non-U.S. holder” means any beneficial owner of our common stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

A modified definition of “Non-U.S. holder” applies for United States federal estate tax purposes (as discussed below).

Distributions

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will constitute a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated as a return of capital and first be applied against and reduce the adjusted tax basis of your common stock (but not below zero). Any excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “—Sale or Other Taxable Disposition of Common Stock”).

Dividends paid to you generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided that you must provide a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification requirements in order to establish an exemption from this withholding. Instead, such dividends are subject to United States federal income tax on a net-income basis generally in the same manner as if you were a United States person as defined under the Code. Any such effectively connected dividends received by a Non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) on such effectively connected dividends, as adjusted for certain items.

If you wish to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends, you will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that you are not a United States person as defined under the Code and are eligible for treaty benefits or (b) if you hold common stock through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty but fail to timely furnish the required documentation, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale or Other Taxable Disposition of Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized by you on the taxable disposition of our common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

Gain described in the first bullet point immediately above generally will be subject to United States federal income tax on a net-income basis in the same manner as if the Non-U.S. holder were a United States person as defined under the Code. In addition, a Non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) on such effectively connected gains, as adjusted for certain items. An individual Non-U.S. holder described in the second bullet point immediately above generally will be subject to a flat 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the disposition, which gain may be offset by United States-source capital losses, even though the individual is not considered a resident of the United States.

Although there can be no assurance, we believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Federal Estate Tax

Our common stock that is owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death will be included in his or her gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and, therefore, may be subject to United States federal estate tax.

Information Reporting and Backup Withholding

Distributions paid to you and the amount of tax withheld, if any, with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or exchange of information agreement.

You may be subject to backup withholding on dividends paid to you unless you certify, on an applicable IRS Form W-8, under penalty of perjury that you are a Non-U.S. person, or otherwise establish an exemption.

Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale or other disposition of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless you certify, on an applicable IRS Form W-8, under penalty of perjury that you are a Non-U.S. person, or otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

The Foreign Account Tax Compliance Act (commonly referred to as “FATCA”), imposes a U.S. federal withholding tax of 30% on certain payments (including dividends on our common stock) to “foreign financial institutions” (as specifically defined under these rules) and certain other Non-U.S. holders that fail to comply with certain information reporting and certification requirements pertaining to their direct and indirect U.S. security holders and/or U.S. account holders. Accordingly, the entity through which you hold our common stock may affect the determination of whether such withholding is required. Under certain circumstances, a Non-U.S. Holder may be eligible for refunds or credits of such taxes. The IRS has issued proposed Treasury Regulations upon which taxpayers may generally rely, that exclude gross proceeds from the sale or other disposition of stock from the application of the withholding tax imposed under FATCA. An intergovernmental agreement between the U.S. and an applicable foreign country may modify the requirements described in this paragraph. You should consult with your tax advisors regarding the possible implications of this legislation and any applicable intergovernmental agreements on investment in our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

BofA Securities, Inc. and Jefferies LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
BofA Securities, Inc.
Jefferies LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of    per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $    and are payable by us. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $25,000.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to    additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors (each, a “Lockup Party”) have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 60 days after the date of this prospectus without first obtaining the written consent of BofA Securities, Inc. and Jefferies LLC. Specifically, we and these other persons have agreed, with certain limited exceptions described below, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any such registration, or

•

enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

The lock-up provisions of our executive officers and directors are subject to various exceptions, including transfers: (i) as a bona fide gift or gifts or charitable contribution(s), (ii) to any trust for the direct or indirect benefit of such Lockup Party the or the immediate family member of the Lockup Party, (iii) by testate succession or intestate succession, (iv) to any immediate family member, any investment fund, family partnership, family limited liability company or other entity controlled or managed by the Lockup Party, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under a separate exception, (vi) to the Company upon a vesting event or upon the exercise of options or warrants to purchase Shares on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the undersigned in connection with such vesting or exercise (but for the avoidance of doubt, excluding all manners of exercise that would involve a sale in the open market of any securities relating to such options or warrants, whether to cover the applicable aggregate exercise price, withholding tax obligations or otherwise); (vii) if such shares were acquired in open market transactions after the date hereof; (viii) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the our common stock; (ix) by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order; or (x) in connection with the conversion or exercise into shares of common stock of securities that are outstanding as of the date hereof. In addition, the foregoing restrictions shall not apply to the establishment of any contract, instruction or plan (a “Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided that no sales of a Lock-up Party’s shares of common stock shall be made pursuant to such a Plan prior to the expiration of the lock-up period.

Nasdaq Global Market Listing

The shares are listed on the Nasdaq Global Select Market under the symbol “ADUS.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Conflicts of Interest

Because affiliates of BofA Securities, Inc. are lenders under our credit facility and will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under our credit facility, BofA Securities, Inc., an underwriter in this offering, is deemed to have a “conflict of interest” under FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for our common stock. In accordance with FINRA Rule 5121, BofA Securities, Inc. will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the account holder.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. For example, BofA Securities, Inc. is serving as financial advisor for the Gentiva Acquisition. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no Shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of Shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Shares shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any Shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the Managers that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any Shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with the offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

Notice to Prospective Investors in the United Kingdom

In relation to the United Kingdom (“UK”), no Shares have been offered or will be offered pursuant to the offering to the public in the UK prior to the publication of a prospectus in relation to the Shares which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA, except that offers of Shares may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:

a.	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c.	at any time in other circumstances falling within section 86 of the FSMA,

provided that no such offer of Shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the UK who initially acquires any Shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the Managers that it is a qualified investor within the meaning of the UK Prospectus Regulation.

In the case of any Shares being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.

In connection with the offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Securities were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Bass, Berry & Sims PLC, Nashville, Tennessee, will issue an opinion with respect to the validity of the issuance of the securities being offered hereby. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham and Watkins LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report (which contains a paragraph relating to the effectiveness of internal control over financial reporting due to the exclusion of Coastal Nursecare of Florida, Inc. (“CareStaff”) and American Home Care, LLC, a Tennessee limited liability company (“AHC”), and its subsidiaries, Homecare, LLC, a Tennessee limited liability company (“Homecare”), Tennessee Valley Home Care, LLC (d/b/a Tennessee Quality Care—Home Health), a Tennessee limited liability company (“TQC—Home Health”), and Tri-County Home Health and Hospice, LLC (d/b/a Tennessee Quality Care—Hospice), a Tennessee limited liability company (“TQC—Hospice”, and collectively with AHC, Homecare, and TQC—Home Health “Tennessee Quality Care”) because they were acquired by the Company in purchase business combinations during 2023) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-34504) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)) until all of the shares of common stock covered by this prospectus supplement are sold:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February, 27, 2024;

•

our annual Proxy Statement on Schedule 14A relating to our annual meeting of stockholders, filed on April  24, 2024 (with respect to those portions incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023);

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the SEC on May 7, 2024;

•	our Current Reports on Form 8-K, filed with the SEC on April 23, 2024, June 10, 2024, June 12, 2024, and June 26, 2024; and

•

the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on October 23, 2009, including any amendments or reports filed for the purpose of updating that description.

You may request a copy of any or all of these documents (other than exhibits, unless they are specifically incorporated by reference in this prospectus supplement and the accompanying prospectus supplement), which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Addus HomeCare Corporation

6303 Cowboys Way, Suite 600

Frisco, Texas 75034

Attn: Secretary

Telephone: (469) 535-8200

PROSPECTUS

COMMON STOCK

PREFERRED STOCK

WARRANTS

UNITS

We may offer and sell from time to time, in one or more series or issuances and on terms that we will determine at the time of the offering, any combination of common stock, preferred stock and warrants, either separately or in units.

In addition, selling stockholders to be named in a prospectus supplement may offer, from time to time, shares of our common stock. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold directly by us, or by any selling stockholder to be identified in any accompanying prospectus supplement to or through one or more underwriters, dealers and agents or directly to purchasers or through a combination of these methods, on a continuous or delayed basis. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions.

Our common stock is listed on the Nasdaq Global Market under the symbol “ADUS.”

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 5 of this prospectus. You should also consider the risk factors described in the accompanying prospectus supplement and the documents we incorporate by reference before investing in any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 2, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf registration rules, we and/or one or more selling stockholders may, from time to time, sell in one or more offerings, any of the securities described in this prospectus.

This prospectus provides you with a general description of the securities we may sell. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospectus may have changed since that date.

In this prospectus “we,” “us,” “our” and the “Company” refer to Addus HomeCare Corporation, a Delaware corporation.

FORWARD-LOOKING STATEMENTS

This prospectus (including the documents incorporated by reference) contains, and any accompanying prospectus supplement may contain, forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions or variations intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the anticipated impact to our business with respect to developments related to the COVID-19 pandemic, including, without limitation, those related to the length and severity of the pandemic, as well as the timing, availability and acceptance of effective medical treatments, vaccines and booster shots; the spread of potentially more contagious and/or virulent forms of the virus; the pandemic’s impact on our operations, reimbursement and our consumer population; measures we are taking to respond to the pandemic; the impact of government regulation, stimulus and relief measures, including the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), Paycheck Protection Program and Health Care Enhancement Act (“PPPHCE Act”), the Consolidated Appropriations Act, 2021 (“CAA”), the COVID-Related Tax Relief Act of 2020, the American Rescue Plan of 2021 (“ARPA”) and any other stimulus or relief legislation, along with the related uncertainties regarding such measures and any future measures related to COVID-19; negative economic conditions in the United States, including inflationary conditions; increased expenses related to personal protective equipment (“PPE”), labor, supply chain, or other expenditures, including as a result of inflationary conditions; workforce disruptions, including shortages and increased labor expenses, associated with competitive labor market conditions; the impact of vaccine mandates on the workforce; and supply shortages and disruptions; changes in operational and reimbursement processes and payment structures at the state or federal levels; changes in Medicaid, Medicare, other government program and managed care organizations policies and payment rates; changes in, or our failure to comply with, existing, federal and state laws or regulations, or our failure to comply with new government laws or regulations on a timely basis; competition in the healthcare industry; the geographical concentration of our operations; changes in the case mix of consumers and payment methodologies; operational changes resulting from the assumption by managed care organizations of responsibility for managing and paying for our services to consumers; the nature and success of future financial and/or delivery system reforms; changes in estimates and judgments associated with critical accounting policies; our ability to maintain or establish new referral sources; our ability to renew significant agreements or groups of agreements; our ability to attract and retain qualified personnel; federal, state and city minimum wage pressure, including any failure of any governmental entity to enact a minimum wage offset and/or the timing of any such enactment; changes in payments and covered services due to the overall economic conditions, and deficit spending by federal and state governments; cost containment initiatives undertaken by federal, state and other third-party payors; our ability to access financing through the capital and credit markets; our ability to meet debt service requirements and comply with covenants in debt agreements; business disruptions due to natural disasters, acts of terrorism, pandemics, riots, civil insurrection or social unrest, looting, protests, strikes or street demonstrations; our ability to integrate and manage our information systems; our ability to prevent cyber-attacks or security breaches to protect our information technology systems and confidential consumer data; our expectations regarding the size and growth of the market for our services; the acceptance of privatized social services; our expectations regarding changes in reimbursement rates; eligibility standards and limits on services imposed by state governmental agencies; the potential for litigation; discretionary determinations by government officials; our ability to successfully implement our business model to grow our business; our ability to continue identifying, pursuing, consummating and integrating acquisition opportunities and expand into new geographic markets; the impact of acquisitions and dispositions on our business, including the potential inability to realize the benefits of potential acquisitions; the effectiveness, quality and cost of our services; our ability to successfully execute our growth strategy; changes in tax rates; the impact of public health emergencies, including the COVID-19 pandemic; the impact of inclement weather or natural disasters; and other risk factors detailed from time to time in our filings with the SEC and elsewhere in this prospectus and any accompanying prospectus supplement, as may be updated from time to time by our future filings under the Exchange Act, and elsewhere in the documents incorporated by reference in this prospectus and any accompanying prospectus supplement. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. These forward-looking statements were based on information, plans and estimates at the date of this prospectus or any accompanying prospectus supplement or other document containing the forward-looking statement, and we assume no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as may be required by law.

OUR COMPANY

Addus HomeCare Corporation is a home care services provider operating three segments: personal care, hospice and home health. Our services are principally provided in-home under agreements with federal, state and local government agencies, managed care organizations, commercial insurers and private individuals.

Our consumers are predominantly “dual eligible,” meaning they are eligible to receive both Medicare and Medicaid benefits.

As of June 30, 2022, we provided our services in 22 states through 206 offices. For the six months ended June 30, 2022 and 2021, we served approximately 58,000 and 56,000 discrete individuals, respectively. For the years ended December 31, 2021 and 2020, we served approximately 67,000 and 66,000 discrete consumers, respectively.

We were incorporated in July 2006 in the State of Delaware. We completed our initial public offering in October 2009 and our common stock is listed on the Nasdaq Global Market under the symbol “ADUS.”

Our principal executive offices are located at 6303 Cowboys Way, Suite 600, Frisco, TX. Our telephone number is (469) 535-8200. Our website address is www.addus.com. Other than as described under the caption “Where You Can Find More Information” in this prospectus, the information on, or that can be accessed through, our website is not incorporated by reference in this prospectus or any prospectus supplement, and you should not consider it to be a part of this prospectus or any prospectus supplement. Our website address is included as an inactive textual reference only.

RISK FACTORS

An investment in our securities involves significant risks. You should read and carefully consider the risks and uncertainties and the risk factors set forth in our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated, amended or superseded by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any accompanying prospectus supplement before acquiring any of such securities. The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow and might cause you to lose all or part of your investment in the offered securities. Much of the business information, as well as the financial and operational data contained in our risk factors, are updated by our periodic reports filed with the SEC pursuant to the Exchange Act, which are also incorporated by reference into this prospectus. The risks that we discuss in the documents incorporated by reference in this prospectus are those we currently believe may materially affect our Company. Additional risks not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition, results of operations and cash flows. Please also refer to the section entitled “Forward-Looking Statements” herein.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement to this prospectus used to offer securities registered hereby, we expect to use the net proceeds from any offering of securities by us for general corporate purposes, which may include potential acquisitions, capital expenditures and investments. Pending the application of the net proceeds, except to the extent otherwise provided in the accompanying prospectus supplement, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities. Additional information on the use of net proceeds from the sale of securities that we may offer from time to time by this prospectus may be set forth in the applicable prospectus supplement relating to a particular offering. Unless the applicable prospectus supplement indicates otherwise, we will not receive any of the proceeds from sales of securities by selling stockholders.

DESCRIPTION OF COMMON STOCK

This section describes the general terms of our common stock. A prospectus supplement may provide information that is different from this prospectus. If the information in the prospectus supplement with respect to our common stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement. A copy of our amended and restated certificate of incorporation has been incorporated by reference from our filings with the SEC as an exhibit to the registration statement of which this prospectus forms a part. Our common stock and the rights of the holders of our common stock are subject to the applicable provisions of the Delaware General Corporation Law, or the DGCL, our amended and restated certificate of incorporation, and our amended and restated bylaws, each as amended from time to time.

As of August 29, 2022, under our amended and restated certificate of incorporation, we had the authority to issue 40,000,000 shares of common stock, par value $0.001 per share, of which 16,090,364 shares of our common stock were outstanding.

The following description of our common stock, and any description of our common stock in a prospectus supplement, may not be complete and is subject to, and qualified in its entirety by, reference to, the DGCL and the actual terms and provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, each as amended from time to time.

Voting Rights

Each outstanding share of our common stock is entitled to one vote per share of record on all matters submitted to a vote of stockholders. At a meeting of stockholders at which a quorum is present, for all matters other than the election of directors, all questions shall be decided by the vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon present in person or by proxy at the meeting, unless the matter is one upon which a different vote is required by express provision of law or our amended and restated certificate of incorporation or amended and restated bylaws, each as amended from time to time. Directors will be elected by a plurality of the votes of the shares present at a meeting. There is no provision for cumulative voting for the election of directors in our amended and restated certificate of incorporation. This means that the holders of a plurality of the shares voted can elect all of the directors then standing for election.

Dividends

Holders of our common stock are entitled to receive dividends or other distributions when, as, and if declared by our board of directors. The right of our board of directors to declare dividends, however, is subject to any rights of the holders of other classes of our capital stock, any indebtedness outstanding from time to time and the availability of sufficient funds under the DGCL to pay dividends.

Preemptive Rights

The holders of our common stock do not have preemptive rights to purchase or subscribe for any of our capital stock or other securities.

Redemption

The shares of our common stock are not subject to redemption by operation of a sinking fund or otherwise.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of our company, subject to the rights, if any, of the holders of other classes of our capital stock, the holders of shares of our common stock are entitled to receive any of our assets available for distribution to our stockholders ratably in proportion to the number of shares held by them.

Options and Restricted Stock Awards

From time to time, we have issued and expect to continue to issue options and restricted stock awards to certain of our employees, directors and consultants. As of August 29, 2022, we had outstanding (i) stock options to purchase 505,651 shares of our common stock, of which 414,276 shares of common stock were issuable, upon exercise of vested stock options as of that date; and (ii) 213,871 restricted stock awards, of which none were vested as of such date.

Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “ADUS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, 462 South 4th Street, Louisville, Kentucky 40202.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms of our preferred stock to which any prospectus supplement may relate. A prospectus supplement will describe the terms relating to any preferred stock to be offered by us in greater detail and may provide information that is different from terms described in this prospectus. If the information in the prospectus supplement with respect to the particular preferred stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement. A copy of our amended and restated certificate of incorporation has been incorporated by reference from our filings with the SEC as an exhibit to the registration statement of which this prospectus forms a part. A certificate of designation or amendment to our amended and restated certificate of incorporation will specify the terms of the preferred stock being offered, and it will be filed or incorporated by reference as an exhibit to the registration statement before the preferred stock is issued. The following description of our preferred stock, and any description of the preferred stock in a prospectus supplement, may not be complete and is subject to, and qualified in its entirety by reference to, the DGCL and the actual terms and provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, each as amended from time to time.

As of September 2, 2022, under our amended and restated certificate of incorporation, we had the authority to issue 10,000,000 shares of preferred stock, par value $0.001 per share, which are issuable in series on terms to be determined by our board of directors. Accordingly, our board of directors is authorized, without action by the stockholders, to issue preferred stock from time to time with such dividend, liquidation, conversion, voting and other rights and restrictions as it may determine. All shares of any one series of our preferred stock will be identical, except that shares of any one series issued at different times may differ as to the dates from which dividends may be cumulative. All series shall provide for other terms as described in the applicable prospectus supplement. As of September 2, 2022, there were no outstanding shares of our preferred stock.

The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of our common stock.

Terms of Preferred Stock to Be Offered

Any prospectus supplement offering our preferred stock will furnish the following information with respect to the preferred stock offered by that prospectus supplement:

•	the title and stated value of the preferred stock;

•	the number of shares of preferred stock to be issued and the offering price of the preferred stock;

•	any dividend rights;

•	any dividend rate(s), periods or payment date(s), or method(s) of calculation of dividends applicable to the preferred stock;

•	the date from which distributions on the preferred stock shall accumulate, if applicable;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

•	any right to convert the preferred stock into a different type of security;

•	any voting rights attributable to the preferred stock;

•	any rights and preferences upon our liquidation, dissolution or winding up of our affairs;

•	any terms of redemption;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	a discussion of any material and/or special federal income tax considerations applicable to the preferred stock;

•

the relative ranking and preference of the preferred stock as to distribution rights (including whether any liquidation preference as to the preferred stock will be treated as liability for the purposes of determining the availability of assets for distribution to holders of stock ranking junior to the shares of preferred stock as to distribution rights);

•

any limitation on issuance of any series of preferred stock ranking senior to or on parity with the series of preferred stock being offered as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preference, rights, limitations or restrictions of the preferred stock.

Rank

The rank information of the preferred stock will be indicated in the applicable prospectus supplement.

Distributions

The distribution rights, if any, of the preferred stock will be indicated in the applicable prospectus supplement.

Voting Rights

The voting rights, if any, of the preferred stock will be indicated in the applicable prospectus supplement.

Liquidation Preference

The liquidation preference, if any, of the preferred stock will be indicated in the applicable prospectus supplement.

Conversion Rights

The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into other securities will be set forth in the applicable prospectus supplement. These terms will include the amount and type of security into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of that preferred stock.

Redemption

The redemption information, if any, of the preferred stock will be indicated in the applicable prospectus supplement. No series of preferred stock will receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Registrar and Transfer Agent

The registrar and transfer agent for our preferred stock will be set forth in the applicable prospectus supplement.

If our board of directors decides to issue any preferred stock, it may discourage or make more difficult a merger, tender offer, business combination or proxy contest, assumption of control by a holder of a large block of our securities, or the removal of incumbent management, even if these events were favorable to the interests of stockholders. Our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights and dividend and liquidation preferences that may adversely affect the holders of our other equity securities.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase common stock (which we refer to as common stock warrants) or preferred stock (which we refer to as preferred stock warrants). Any of these warrants may be issued independently or together with any other securities offered by this prospectus and may be attached to or separate from those securities.

While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

We may issue the warrants under a warrant agreement, which we will enter into with a warrant agent to be selected by us. Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

We will set forth in the applicable prospectus supplement the terms of the warrants in respect of which this prospectus is being delivered, including, when applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, number and the terms of the securities purchasable upon exercise of the warrants;

•	the designation and terms of the other securities, if any, with which the warrants are issued and the number of warrants issued with each such security;

•	the date, if any, on and after which the warrants and the related underlying securities will be separately transferable;

•	the price at which each underlying security purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which such right will expire;

•	the minimum amount of the warrants that may be exercised at any one time;

•	any information with respect to book-entry procedures;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such warrants;

•	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

•	the U.S. federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

To the extent common stock warrants or preferred stock warrants are subject to any rights to redeem or call, the prospectus supplement will set forth a description of any conversion terms of such warrants, including, but not limited to, (i) whether the right to convert or purchase the securities will be forfeited unless the applicable warrant is exercised before the date set specified in a notice of redemption or call, (ii) the expiration or termination date of the applicable warrant, and (iii) the kinds, frequency and timing of notice of the redemption of call, including the where such notice will be published, as applicable. Unless specified in an applicable prospectus supplement, common stock warrants or preferred stock warrants will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any common stock warrants or preferred stock warrants are exercised, holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock except to the extent set forth under the heading “Warrant Adjustments” below.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash shares of common stock or preferred stock at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Unless we otherwise specify in the applicable prospectus supplement, warrants may be exercised by delivering to the corporation trust office of the warrant agent or any other officer indicated in the applicable prospectus supplement the warrant certificate properly completed and duly executed and payment of the amount due upon exercise. As soon as practicable following exercise, we will forward the shares of common stock or preferred stock. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or a part of the exercise price for the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant or preferred stock warrant will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without payment:

•

issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

•

pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

•	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

•

issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of common stock warrants and preferred stock warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock or preferred stock, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above, the exercise price and number of securities covered by a common stock warrant and preferred stock warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants and preferred stock warrants may have additional rights under the following circumstances:

•	certain reclassification, capital reorganizations or changes of the common stock, or preferred stock, as applicable;

•	certain share exchanges, mergers or similar transactions involving us and which result in changes of the common stock, or preferred stock, as applicable; or

•	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants and preferred stock warrants, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

DESCRIPTION OF UNITS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with common stock, preferred stock and warrants offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectus and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units consisting of common stock, preferred stock and/or warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units, or of the securities comprising the units.

The provisions described in this section, as well as those set forth in any prospectus supplement or as described under “Description of Common Stock,” “Description of Preferred Stock” and “Description of Warrants,” will apply to each unit, as applicable, and to any common stock, preferred stock or warrant included in each unit, as applicable.

Unit Agent

The name and address of the unit agent for any units we offer will be set forth in the applicable prospectus supplement.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

CERTAIN PROVISIONS OF THE DGCL AND OUR CHARTER AND BYLAWS

The following paragraphs summarize certain provisions of the DGCL and our amended and restated certificate of incorporation and amended and restated bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and to our amended and restated certificate of incorporation and amended and restated bylaws, as amended, copies of which are on file with the SEC as exhibits to reports previously filed by us. See “Where You Can Find More Information.”

Anti-Takeover Effects

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws, as amended, and anti-takeover provisions of the DGCL could discourage, delay or prevent an unsolicited change in control of our company, which could adversely affect the price of our common stock. These provisions may also have the effect of making it more difficult for third parties to replace our current management without the consent of the board of directors.

Staggered Board

Our amended and restated certificate of incorporation and amended and restated bylaws, as amended, divide our board of directors into three classes with staggered three-year terms. In addition, a director may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the stockholders entitled to vote at an election for directors of the Corporation, voting as a single class. Any newly created directorship or any vacancy occurring in the Board for any cause may be filled by a majority of the remaining members of the Board, although such majority is less than a quorum, or by the sole remaining director. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Special Meetings of Stockholders; Stockholder Action by Written Consent

Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Our amended and restated certificate of incorporation and amended and restated bylaws, as amended, also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board or our board of directors.

Super-majority stockholder vote required for certain actions.

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. A 66 2/3% vote is required for an amendment to or repeal of, our amended and restated certificate of incorporation by our stockholders, unless such amendment or repeal is declared advisable by the Board by the affirmative vote of at least 75% of the entire Board.

Authorization of undesignated preferred stock

Our amended and restated certificate of incorporation permits our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in our control).

Provisions of DGCL Governing Business Combinations

In general, we are subject to Section 203 of the DGCL. This section generally prohibits us from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of our voting stock, or with their affiliates, unless our directors or stockholders approve the business combination in the prescribed manner. In addition, our amended and restated bylaws, as amended, require that any stockholder proposals or nominations for election to our board of directors must meet specific advance notice requirements and procedures, which make it more difficult for our stockholders to make proposals or director nominations.

SELLING STOCKHOLDERS

Information about selling stockholders will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC that are incorporated into this prospectus by reference.

PLAN OF DISTRIBUTION

We and any selling stockholder may sell the securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We and any selling stockholder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the securities. A prospectus supplement will describe the terms of any sale of securities we or any selling stockholder are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.

The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us or any selling stockholder from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may be involved in any “at the market” offering of securities by or on our behalf or on behalf of any selling stockholder.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless we state otherwise in the applicable prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Other than our common stock, which is listed on the Nasdaq Global Market, each series of offered securities will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you as to the liquidity of, or the trading market for, any of our offered securities.

In connection with an offering, certain persons participating in the offering may make a market in the securities or engage in transactions that stabilize, maintain or otherwise affect the market price of the offered securities. This may include, among other transactions, over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. As a result, the price of the securities may be higher than the price that might otherwise prevail in the open market. If these activities are commenced, these transactions may be discontinued at any time.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report (which contains a paragraph relating to the effectiveness of internal control over financial reporting due to the exclusion of Armada Skilled Homecare of New Mexico LLC, Armada Hospice of New Mexico LLC and Armada Hospice of Santa Fe LLC (collectively, “Armada”) and Summit Home Health, LLC (“Summit”) because they were acquired by the Company in a purchase business combination during 2021) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information contained in documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date that the offering of the securities by means of this prospectus is terminated (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 25, 2022;

•

our annual Proxy Statement on Schedule 14A relating to our annual meeting of stockholders, filed on April  27, 2022 (with respect to those portions incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021);

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 3, 2022;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed with the SEC on August 2, 2022;

•	our Current Report on Form 8-K, filed with the SEC on June 16, 2022; and

•

the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on October 23, 2009, including any amendments or reports filed for the purpose of updating that description.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been or may be incorporated by reference in this prospectus, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus. Requests for such copies should be directed to us, at the following address:

Addus HomeCare Corporation

6303 Cowboys Way, Suite 600

Frisco, TX

Attn: Corporate Secretary

(469) 535-8200

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. Information about us is also available at our website at www.addus.com. The information on, or accessible through, our website is not a part of this prospectus or any prospectus supplement.

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying prospectus supplement, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. The securities offered under this prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered hereby.

This prospectus is part of a registration statement that we filed with the SEC, using a “shelf” registration process under the Securities Act relating to the securities to be offered. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The registration statement, including the exhibits thereto, are available at the SEC’s website at www.sec.gov and on our website at www.addus.com. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

1,500,000 Shares

Common Stock

Preliminary Prospectus Supplement

BofA Securities	Jefferies

   , 2024